Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS BEAT
AND DECLARES 54TH CONSECUTIVE QUARTERLY DIVIDEND

April 24, 2024 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended March 31, 2024, of $12.1 million, or $0.73 per diluted common share, versus analyst consensus of $0.61 per share.

Key Highlights of the First Quarter of 2024:

•Loan growth for the first quarter of 2024 was $64.7 million, or 6.1% (annualized). Total loans increased $706.1 million compared to the first quarter of 2023. Excluding the Brunswick loans of $324.5 million acquired in 2023, organic loan growth for the quarter ended March 31, 2024, from the quarter ended March 31, 2023 was $381.6 million or 10.6%.

•Deposits increased $32.9 million, or 3.0% (annualized), for the first quarter of 2024. Organic deposits increased $219.6 million, or 5.7% (excluding Brunswick acquisition deposits in 2023 of $281.4 million) for the quarter ended March 31, 2024, compared to the quarter ended March 31, 2023.

•Net income available to common shareholders increased 0.3% to $12.1 million, or $0.73 per diluted common share, for the first quarter of 2024, compared to net income of $12.1 million, or $0.73 per diluted common share for the fourth quarter of 2023. Net income available to common shareholders increased 8.07% to $12.1 million, or $0.73 per diluted common share, for the first quarter of 2024, compared to net income of $11.2 million, or $0.71 per diluted common share, for the first quarter of 2023.

•Tangible book value per common share increased to $25.23 for the quarter ended March 31, 2024, compared to $24.67 and $24.52 for the periods ended December 31, 2023 and March 31, 2023, respectively.

•Return on average assets was 0.92% and return on average equity was 8.94% for the quarter ended March 31, 2024, compared to return on average assets of 0.92% and return on average equity of 8.93% in the fourth quarter of 2023.

•The Board declared a cash dividend of $0.20 per share, payable May 27, 2024, to shareholders of record as of May 10, 2024.

“With the continuation of the inverted yield curve, persistent escalation in funding costs and additional regional bank asset quality issues, we entered the first quarter expecting a daily fight simply to meet analyst expectations. The team at Mid Penn once again delivered with $0.73 in quarterly EPS, which is almost 20% over consensus estimates. We feel good about those results,” Chair, President and CEO Rory G. Ritrievi said. “In my 4Q23 message, I signaled that we would be cutting operating costs while also significantly slowing down balance sheet growth until the operating environment improved. In reviewing these results, you will see that we accomplished that while also continuing a solid trend in asset quality.”

Ritrievi continued, “At the time I am writing this, however, we are already almost a full month into another challenging quarter. While inflation persists, interest rate reductions - which could help normalize the interest rate curve - have been delayed. Now over 500 days inverted, the shape of the interest rate curve is a real concern for positive economic activity. It certainly has an impact on a community bank like Mid Penn, in that our net interest margin remains under considerable pressure. Adding to that concern are significant geopolitical tensions with conflicts in Eastern Europe, the Middle East and beyond, which have a negative economic impact here and abroad.”

“Throughout the current quarter and the rest of the year, Mid Penn will continue to execute the specific strategic plan I outlined three months ago. We will continue our focus on restrained growth while also restraining operating expenses," Ritrievi added. "Our laser focus on asset quality preservation never changes. It is a core tenet of how we do business. Even in the face of significant external trade winds, we are cautiously optimistic that we will continue to build on our first quarter success and ultimately deliver a 2024 performance in line with analysts' expectations.”

For the first quarter of 2024, the Board is pleased to announce a quarterly cash dividend of $0.20 per share of common stock, which was declared at its meeting on April 24, 2024, payable on May 27, 2024, to shareholders of record as of May 10, 2024.

Net Interest Income
For the three months ended March 31, 2024, net interest income was $36.5 million compared to net interest income of $37.0 million for the three months ended December 31, 2023, and $36.0 million for the three months ended March 31, 2023. The tax-equivalent net interest margin for the three months ended March 31, 2024 was 2.97% compared to 3.02% for the fourth quarter of 2023, and 3.49% for the first quarter of 2023, representing a 1 basis point ("bp") decrease compared to the prior quarter, and a 53 bp decrease compared to the same period in 2023, primarily driven by higher interest rates resulting from persistent inflation.
The yield on interest-earning assets increased to 5.51% for the quarter ended March 31, 2024, from 5.35% for the quarter ended December 31, 2023, and 4.86% for the quarter ended March 31, 2023. These increases were due to assets continuing to reprice at higher rates during the first quarter of 2024. Increased yields on interest-earning assets were more than offset by increases in funding costs for the first quarter of 2024, with the overall cost of interest-bearing liabilities increasing to 3.24% during the first quarter of 2024, compared to 3.02% for the three months ended December 31, 2023, and 1.81% for the three months ended March 31, 2023.

Average Balances

Average loans increased $92.7 million to $4.3 billion for the quarter ended March 31, 2024, compared to $4.2 billion for the quarter ended December 31, 2023, and $3.6 billion for the quarter ended March 31, 2023. Average deposits were $4.3 billion for the first quarter of 2024, reflecting a decrease of $90.5 million, or 2.1%, compared to total average deposits of $4.4 billion in the fourth quarter of 2023, and an increase of $529.1 million, or 14.0%, compared to total average deposits of $3.8 billion for the first quarter of 2023. Average balances were impacted by the acquisition of Brunswick Bancorp in the second quarter of 2023. The average cost of deposits was 2.46% for the first quarter of 2024, representing a 13 bp increase and a 117 bp increase from the fourth quarter of 2023 and the first quarter of 2023, respectively. The Bank continues to face headwinds with respect to deposit pricing, given increased interest rates and competition for deposits across all product types. Our primary focus with respect to deposit strategy is stability, ensuring that our rates are competitive and our product mix satisfies the needs of our customers. Additionally, Mid Penn also maintains interest rate swaps to hedge the cash flows associated with existing brokered CDs to mitigate the impact of rising deposit costs.

Deposits were $4.4 billion as of March 31, 2024, compared to $4.3 billion and $3.9 billion at December 31, 2023, and March 31, 2023, respectively. The increase during the first quarter of 2024 was primarily related to a $29.9 million increase in time deposits. Time deposits represented 33.6% of total deposits at December 31, 2023, and increased to 34.0% at March 31, 2024. The mix of non-interest-bearing deposits increased $6.5 million from the fourth quarter of 2023, representing approximately 18.4% of total deposits at March 31, 2024, compared to 18.4% at December 31, 2023, 18.3% at September 30, 2023, and 19.2% at June 30, 2023. The average duration of the non-hedged time deposit portfolio was 12 months at March 31, 2024.

Asset Quality

The total provision for credit losses, including provision for credit losses on off-balance sheet credit exposures, was $(937) thousand for the three months ended March 31, 2024, a decrease of $273 thousand and $1.7 million compared to the provision for credit losses of $(664) thousand and $719 thousand for the three months ended December 31, 2023 and the three months ended March 31, 2023, respectively.

The provision for credit losses on loans was $(619) thousand for the three months ended March 31, 2024, a decrease of $1.1 million compared to the provision for credit losses of $490 thousand for the three months ended March 31, 2023. The decrease in provision for the three months ended March 31, 2024, is primarily due to a decrease in loss factors across all portfolios. The provision for credit losses on off-balance sheet credit exposures was $(318) thousand for the three months ended March 31, 2024. Net charge-offs for the three months ended March 31, 2024, were $44 thousand or 0.001% of total loans.

Total nonperforming assets were $15.5 million at March 31, 2024, compared to nonperforming assets of $14.5 million and $14.2 million at December 31, 2023, and March 31, 2023, respectively. The increase during the first quarter of 2024 primarily related to loans totaling $1.1 million attributable to one relationship placed on non-accrual. Delinquency as a percentage of total loans was 0.38% at March 31, 2024.

Capital
Shareholders’ equity increased $8.6 million, or 1.59%, from $542.4 million as of December 31, 2023 to $551.0 million as of March 31, 2024. Retained earnings increased $8.8 million, or 6.04%, from $146.0 million as of December 31, 2023, to $154.8 million as of March 31, 2024. Regulatory capital ratios for both Mid Penn and its banking subsidiary indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at March 31, 2024. Additionally, Mid Penn declared $3.3 million in dividends during the first quarter of 2024.
On April 24, 2024, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("Program") effective through April 24, 2025. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the three months ended March 31, 2024, Mid Penn has repurchased 15,500 shares of common stock at an average price of $20.81. As of March 31, 2024, Mid Penn repurchased 440,722 shares of common stock at an average price of $22.78 per share under the Program. The Program had approximately $5.0 million remaining available for repurchase as of March 31, 2024.
Noninterest Income
For the three months ended March 31, 2024, noninterest income totaled $5.8 million, an increase of $720 thousand, or 14.1%, compared to noninterest income of $5.1 million for the fourth quarter of 2023. The increase is primarily due to a $1.2 million increase in other miscellaneous noninterest income, offset by decreases in gains on sales of SBA loans, fiduciary and wealth management, and mortgage hedging income.
For the three months ended March 31, 2024, noninterest income totaled $5.8 million, an increase of $1.5 million, or 34.96%, compared to noninterest income of $4.3 million for the three months ended March 31, 2023. The increase in noninterest income is primarily due to a $1.5 million increase in other miscellaneous noninterest income.
Noninterest Expense

Total noninterest expense increased $131 thousand to $28.5 million in the first quarter of 2024 from $28.4 million in the prior quarter, driven by a $742 thousand increase in shares tax on stock repurchases, which is due to credits that were received in the fourth quarter of 2023, lowering the expense. Additionally, there was a $345 thousand increase in legal and professional fees, and a $247 thousand increase in salaries and benefits expense, which typically run higher in the first quarter due to payroll taxes and other payroll benefits resetting, offset by expected decreases in other noninterest expenses, due to corporate efforts to reduce operating costs.

For the three months ended March 31, 2024, noninterest expense totaled $28.5 million, an increase of $2.7 million, or 10.4%, compared to noninterest expense of $25.8 million for the three months ended March 31, 2023. The increase was primarily the result of a $1.6 million increase in salaries and benefits expense, driven by the Brunswick acquisition, and a $605 thousand increase in FDIC charges due to increased assessment rates.

The efficiency ratio(1) was 68.8% in the first quarter of 2024, compared to 66.2% in the fourth quarter of 2023, and 62.6% in the first quarter of 2023. The change in the efficiency ratio during the first quarter of 2024 compared to the fourth quarter of 2023 was the result of higher noninterest income and slightly higher noninterest expenses, partially offset by lower net interest income, driven by the current interest rate environment. The change compared to the first quarter of 2023 was driven by growth in noninterest expense outpacing growth in net interest income, again due to the current rate environment. Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.
Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a transaction; the ability to complete the integration of Mid Penn and its target successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with a transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
Ending Balances:
Investment securities	$615,061	$623,121	$620,636	$634,287	$633,831
Loans, net of unearned interest	4,317,449	4,252,792	4,145,657	4,034,510	3,611,347
Total assets	5,330,379	5,290,792	5,214,718	5,087,568	4,583,465
Total deposits	4,379,105	4,346,212	4,380,380	4,285,450	3,878,081
Shareholders' equity	550,968	542,350	528,711	525,888	510,793
Average Balances:
Investment securities	615,687	606,946	619,071	630,750	636,151
Loans, net of unearned interest	4,293,828	4,201,092	4,053,514	3,808,717	3,555,375
Total assets	5,319,680	5,226,382	5,106,103	4,827,786	4,520,869
Total deposits	4,312,094	4,402,565	4,361,067	4,057,605	3,782,990
Shareholders' equity	546,001	537,219	529,067	504,535	510,857

	Three Months Ended
Income Statement:	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
Net interest income	$36,456	$37,000	$37,480	$36,444	$36,049
Provision for credit losses	(937)	(664)	2,087	1,558	719
Noninterest income	5,837	5,117	5,346	5,220	4,325
Noninterest expense	28,520	28,389	29,229	35,128	25,841
Income before provision for income taxes	14,710	14,392	11,510	4,978	13,814
Provision for income taxes	2,577	2,294	2,274	142	2,587
Net income available to shareholders	12,133	12,098	9,236	4,836	11,227
Net income excluding non-recurring income and expenses (1)	10,673	12,098	9,514	11,112	11,404

Per Share:
Basic earnings per common share	$0.73	$0.73	$0.56	$0.29	$0.71
Diluted earnings per common share	0.73	0.73	0.56	0.29	0.70
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	33.26	32.72	31.89	31.74	32.15
Tangible book value per common share (1)	25.23	24.67	23.81	23.62	24.52

Asset Quality:
Net charge-offs (recoveries) to average loans (annualized)	0.004%	0.004%	0.001%	0.018%	0.013%
Non-performing loans to total loans	0.24	0.33	0.32	0.39	0.38
Non-performing asset to total loans and other real estate	0.36	0.34	0.35	0.40	0.39
Non-performing asset to total assets	0.29	0.27	0.28	0.32	0.31
ACL on loans to total loans	0.78	0.80	0.82	0.81	0.87
ACL on loans to nonperforming loans	322.66	240.48	252.67	205.65	225.71

Profitability:
Return on average assets	0.92%	0.92%	0.72%	0.40%	1.01%
Return on average equity	8.94	8.93	6.93	3.84	8.91
Return on average tangible common equity (1)	12.15	12.31	9.69	5.55	12.01
Net interest margin	2.97	3.02	3.16	3.29	3.49
Efficiency ratio (1)	68.80	66.24	66.34	64.44	62.60

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	8.3%	8.3%	8.4%	9.6%	9.2%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	9.6	9.7	9.7	10.7	10.8
Tier 1 Capital (to Risk Weighted Assets) (2)	9.6	9.7	9.7	10.7	10.8
Total Capital (to Risk Weighted Assets) (2)	11.4	11.6	11.7	11.5	13.1
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.
(2)Regulatory capital ratios as of March 31, 2024 are preliminary and prior periods are actual.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
ASSETS
Cash and due from banks	$33,362	$45,435	$52,509	$70,832	$51,158
Interest-bearing balances with other financial institutions	31,801	34,668	12,739	13,332	4,996
Federal funds sold	2,922	16,660	52,851	9,711	6,017
Total cash and cash equivalents	68,085	96,763	118,099	93,875	62,171
Investment Securities:
Held to maturity, at amortized cost	396,998	399,128	401,561	404,831	396,784
Available for sale, at fair value	217,632	223,555	218,662	229,023	236,609
Equity securities available for sale, at fair value	431	438	413	433	438
Loans held for sale	4,581	3,855	4,270	7,258	2,677
Loans, net of unearned interest	4,317,449	4,252,792	4,145,657	4,034,510	3,611,347
Less: Allowance for credit losses	(33,524)	(34,187)	(34,004)	(32,588)	(31,265)
Net loans	4,283,925	4,218,605	4,111,653	4,001,922	3,580,082

Premises and equipment, net	36,068	36,909	38,102	38,483	34,191
Operating lease right of use asset	8,414	8,953	8,693	9,106	8,414
Finance lease right of use asset	2,683	2,727	2,773	2,817	2,862
Cash surrender value of life insurance	52,997	54,497	54,209	53,931	50,928
Restricted investment in bank stocks	17,446	16,768	13,554	11,646	8,041
Accrued interest receivable	26,975	25,820	24,230	19,626	19,205
Deferred income taxes	22,894	24,146	25,110	23,910	15,548
Goodwill	127,031	127,031	127,031	127,031	114,231
Core deposit and other intangibles, net	6,051	6,479	6,970	7,453	6,916
Foreclosed assets held for sale	5,110	293	905	489	248
Other assets	53,058	44,825	58,483	55,734	44,120
Total Assets	$5,330,379	$5,290,792	$5,214,718	$5,087,568	$4,583,465

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$807,861	$801,312	$803,550	$822,822	$797,038
Interest-bearing transaction accounts	2,082,846	2,086,450	2,217,885	2,186,734	2,197,216
Time	1,488,398	1,458,450	1,358,945	1,275,894	883,827
Total Deposits	4,379,105	4,346,212	4,380,380	4,285,450	3,878,081

Short-term borrowings	271,849	241,532	139,000	112,442	88,000
Long-term debt	23,941	59,003	58,991	58,981	4,316
Subordinated debt and trust preferred securities	46,201	46,354	46,501	46,648	56,794
Operating lease liability	8,683	9,285	9,097	9,894	9,270
Accrued interest payable	16,330	14,257	14,657	11,115	5,809
Other liabilities	33,302	31,799	37,381	37,150	30,402
Total Liabilities	4,779,411	4,748,442	4,686,007	4,561,680	4,072,672

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	17,006	16,999	16,993	16,980	16,098
Additional paid-in capital	406,150	405,725	405,341	404,902	387,332
Retained earnings	154,801	145,982	137,199	131,271	129,617
Accumulated other comprehensive loss	(16,947)	(16,637)	(21,362)	(17,805)	(17,374)
Treasury stock	(10,042)	(9,719)	(9,460)	(9,460)	(4,880)
Total Shareholders’ Equity	550,968	542,350	528,711	525,888	510,793
Total Liabilities and Shareholders' Equity	$5,330,379	$5,290,792	$5,214,718	$5,087,568	$4,583,465

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
INTEREST INCOME
Loans, including fees	$63,236	$61,309	$58,792	$52,094	$45,865
Investment securities:
Taxable	4,040	4,063	4,106	3,962	3,874
Tax-exempt	376	378	382	391	389
Other interest-bearing balances	403	139	86	83	53
Federal funds sold	136	228	51	49	45
Total Interest Income	68,191	66,117	63,417	56,579	50,226
INTEREST EXPENSE
Deposits	26,332	25,808	23,559	17,927	12,001
Short-term borrowings	4,446	2,506	1,584	1,507	1,490
Long-term and subordinated debt	957	803	794	701	686
Total Interest Expense	31,735	29,117	25,937	20,135	14,177
Net Interest Income	36,456	37,000	37,480	36,444	36,049
PROVISION FOR CREDIT LOSSES	(937)	(664)	2,087	1,558	719
Net Interest Income After Provision for Credit Losses	37,393	37,664	35,393	34,886	35,330
NONINTEREST INCOME
Fiduciary and wealth management	1,132	1,323	1,296	1,204	1,236
ATM debit card interchange	945	979	986	998	1,056
Service charges on deposits	509	485	509	514	435
Mortgage banking	424	300	382	287	384
Mortgage hedging	—	109	67	128	20
Net gain on sales of SBA loans	107	358	85	128	—
Earnings from cash surrender value of life insurance	284	288	278	292	254
Other	2,436	1,275	1,743	1,669	940
Total Noninterest Income	5,837	5,117	5,346	5,220	4,325
NONINTEREST EXPENSE
Salaries and employee benefits	15,462	15,215	15,259	15,027	13,844
Software licensing and utilization	2,120	1,826	2,085	2,070	1,946
Occupancy, net	1,982	1,952	1,761	1,750	1,886
Equipment	1,222	1,330	1,292	1,248	1,251
Shares tax	997	255	808	751	899
Legal and professional fees	998	653	890	602	800
ATM/card processing	534	442	641	532	493
Intangible amortization	428	491	484	461	344
FDIC Assessment	945	730	1,746	684	340
(Gain) loss on sale or write-down of foreclosed assets, net	—	—	(18)	(126)	—
Merger and acquisition	—	—	352	4,992	224
Post-acquisition restructuring	—	—	—	2,952	—
Other	3,832	5,495	3,929	4,185	3,814
Total Noninterest Expense	28,520	28,389	29,229	35,128	25,841
INCOME BEFORE PROVISION FOR INCOME TAXES	14,710	14,392	11,510	4,978	13,814
Provision for income taxes	2,577	2,294	2,274	142	2,587
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,133	$12,098	$9,236	$4,836	$11,227

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.73	$0.73	$0.56	$0.29	$0.71
Diluted Earnings Per Common Share	$0.73	$0.73	$0.56	$0.29	$0.70
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS:
Interest Bearing Balances	$39,999	$403	4.05%	$30,715	$139	1.80%	$5,761	$53	3.73%
Investment Securities:
Taxable	539,674	3,800	2.83	530,099	3,199	2.39	556,901	3,764	2.74
Tax-Exempt	76,013	376	1.99	76,847	378	1.95	79,250	493	2.52
Total Securities	615,687	4,176	2.73	606,946	3,577	2.34	636,151	4,257	2.71

Federal Funds Sold	10,373	136	5.27	12,224	228	7.40	3,775	45	4.83
Loans, Net of Unearned Interest	4,293,828	63,236	5.92	4,201,092	61,309	5.79	3,555,375	45,961	5.24
Restricted Investment in Bank Stocks	19,439	239	4.94	13,754	315	9.09	9,542	110	4.68
Total Earning Assets	4,979,326	68,190	5.51	4,864,731	65,568	5.35	4,210,604	50,426	4.86

Cash and Due from Banks	38,264			38,370			51,444
Other Assets	302,090			323,281			258,821
Total Assets	$5,319,680			$5,226,382			$4,520,869

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$898,340	$3,884	1.74%	$938,246	$4,087	1.73%	$968,951	$2,691	1.13%
Money Market	876,242	5,968	2.74	925,902	6,266	2.68	940,286	4,084	1.76
Savings	287,765	72	0.10	295,757	53	0.07	330,773	54	0.07
Time	1,468,611	16,408	4.49	1,405,927	15,403	4.35	749,598	5,172	2.80
Total Interest-bearing Deposits	3,530,958	26,332	3.00	3,565,832	25,809	2.87	2,989,608	12,001	1.63

Short term borrowings	316,025	4,446	5.66	149,218	2,506	6.66	121,898	1,490	4.96
Long-term debt	40,571	533	5.28	58,987	373	2.51	4,350	44	4.10
Subordinated debt and trust preferred securities	46,275	424	3.69	46,425	429	3.67	56,875	642	4.58
Total Interest-bearing Liabilities	3,933,829	31,735	3.24	3,820,462	29,117	3.02	3,172,731	14,177	1.81

Noninterest-bearing Demand	781,136			836,733			793,382
Other Liabilities	58,714			31,968			43,899
Shareholders' Equity	546,001			537,219			510,857
Total Liabilities & Shareholders' Equity	$5,319,680			$5,226,382			$4,520,869

Net Interest Income		$36,455			$36,451			$36,049
Taxable Equivalent Adjustment (1)		260			33			200
Net Interest Income (taxable equivalent basis)		$36,715			$36,484			$36,249

Total Yield on Earning Assets			5.51%			5.35%			4.86%
Rate on Supporting Liabilities			3.24			3.02			1.81
Average Interest Spread			2.26			2.32			3.05
Net Interest Margin			2.97			2.97			3.49
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023
Allowance for Credit Losses on Loans:
Beginning balance	$34,187	$34,004	$32,588	$31,265	$18,957

Impact of adopting CECL	—	—	—	—	11,931
Purchase credit deteriorated loans	—	—	—	336	—

Loans Charged off
Commercial real estate	—	—	—	—	(16)
Commercial and industrial	—	(19)	—	(109)	(111)
Construction	—	—	—	—	—
Residential mortgage	(28)	(9)	—	—	(4)
Consumer	(22)	(17)	(32)	(65)	(19)
Total loans charged off	(50)	(45)	(32)	(174)	(150)
Recoveries of loans previously charged off
Commercial real estate	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Construction	—	—	—	—	—
Residential mortgage	—	—	7	—	30
Consumer	6	7	14	4	7
Total recoveries	6	7	21	4	37
Balance before provision	34,143	33,966	32,577	31,431	30,775
Provision for credit losses - loans	(619)	221	1,427	1,157	490
Balance, end of quarter	$33,524	$34,187	$34,004	$32,588	$31,265

Nonperforming Assets
Total nonperforming loans	10,390	14,216	13,458	15,846	13,909

Foreclosed real estate	5,110	293	905	489	248
Total nonperforming assets	15,500	14,509	14,363	16,335	14,157

Accruing loans 90 days or more past due	25	—	12	9	7
Total risk elements	$15,525	$14,509	$14,375	$16,344	$14,164

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Share

(Dollars in thousands, except per share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023

Shareholders' Equity	$550,968	$542,350	$528,711	$525,888	$510,793
Less: Goodwill	127,031	127,031	127,031	127,031	114,231
Less: Core Deposit and Other Intangibles	6,051	6,479	6,970	7,453	6,916
Tangible Equity	$417,886	$408,840	$394,710	$391,404	$389,646

Common Shares Outstanding	16,565,637	16,573,707	16,580,347	16,567,578	15,890,011

Tangible Book Value per Share	$25.23	$24.67	$23.81	$23.62	$24.52
Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023

Net Income Available to Common Shareholders	$12,133	$12,098	$9,236	$4,836	$11,227
Less: BOLI Death Benefit Income	1,460	—	—	—	—
Plus: Merger and Acquisition Expenses	—	—	352	7,944	224
Less: Tax Effect of Merger and Acquisition Expenses	—	—	74	1,668	47
Net Income Excluding Non-Recurring Income and Expenses	$10,673	$12,098	$9,514	$11,112	$11,404

Weighted Average Shares Outstanding	16,567,902	16,574,199	16,571,825	16,235,106	15,886,186

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.64	$0.73	$0.57	$0.68	$0.72

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023

Net income available to common shareholders	$12,133	$12,098	$9,236	$4,836	$11,227
Plus: Intangible amortization, net of tax	338	388	382	364	272
	$12,471	$12,486	$9,618	$5,200	$11,499

Average shareholders' equity	$546,001	$537,219	$529,067	$504,535	$510,857
Less: Average goodwill	127,031	127,031	127,031	120,631	114,231
Less: Average core deposit and other intangibles	6,259	6,716	7,210	7,016	7,129
Average tangible shareholders' equity	$412,711	$403,472	$394,826	$376,888	$389,497

Return on average tangible common equity	12.15%	12.31%	9.69%	5.55%	12.01%
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023

Noninterest expense	$28,520	$28,389	$29,229	$35,128	$25,841
Less: Merger and acquisition expenses	—	—	352	7,944	224
Less: Intangible amortization	428	491	484	461	344
Less: (Gain) loss on sale or write-down of foreclosed assets, net	—	—	(18)	(126)	—
Efficiency ratio numerator	$28,092	$27,898	$28,411	$26,849	$25,273

Net interest income	36,456	37,000	37,480	36,444	36,049
Noninterest income	5,837	5,117	5,346	5,220	4,325
Less: BOLI Death Benefit	1,460	—	—	—	—
Efficiency ratio denominator	$40,833	$42,117	$42,826	$41,664	$40,374

Efficiency ratio	68.80%	66.24%	66.34%	64.44%	62.60%